Contact:	Claudia San Pedro
Treasurer and Vice President of
Investor Relations
(405)225-4846

SONIC REPORTS FIRST QUARTER RESULTS

Value Menu Launched with National Media Support

OKLAHOMA CITY (January 7, 2009) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the first fiscal quarter of 2009, which ended on November 30, 2008.  Key aspects of the company's first quarter performance included:

•	Net income per diluted share for the quarter totaled $0.12 versus $0.22 in the prior-year quarter;
•
System-wide same-store sales declined 3.6% for the first quarter, reflecting a challenging economic climate; same-store sales at partner drive-ins (drive-ins in which the company owns a majority interest) declined 6.6%;

•
System-wide new drive-in openings totaled 39 and 21 relocations or rebuilds were completed versus 36 and 15, respectively, in the prior-year first quarter, reflecting continued investment by franchisees in the Sonic system; and

•	Sonic refranchised one market during the first quarter and one additional market subsequent to the end of the quarter, for a combined total of 17 drive-ins.

 "The economic environment continues to weigh heavily on consumer discretionary spending," Clifford Hudson, Chairman and Chief Executive Officer, said.  "We have responded to the current downturn, as we have previously discussed, by taking a more strategic approach to pricing to provide our customers broader choices at different price points.  Our new value menu, launched last week, figures prominently in this effort, ensuring that Sonic is well-positioned to offer both our signature selection of premium products alongside new, value-oriented options for customers seeking lower-priced choices.  The new value menu has a full range of products that appeal to consumers across all day parts, and is being supported with higher levels of national cable television advertising, as well as local radio spots and other media initiatives.

"While sales and earnings for the first quarter reflect challenging conditions, we believe the addition of the value menu, in conjunction with other initiatives, provides a good foundation as we begin calendar year 2009," Hudson added.  "We are excited about the increased breadth of our menu, its reach to a broader segment of consumers, and its potential impact on future sales."

Hudson noted that to date the company has refranchised 17 drive-ins in two smaller markets.  "These transactions reflect our franchisees' confidence in the Sonic brand, and its future success, and we are pleased to see this momentum in our refranchising program," he said.  As previously announced, the company intends to reduce the overall percentage of partner drive-ins to a range of 12% to 14% of the system over the next few years from approximately 20% at the end of fiscal 2008.

Income Statement Overview
For the first quarter ended November 30, 2008, revenues declined 3% to $184.1 million from $190.2 million in the year-earlier period.  Net income for the quarter declined 48% to $7.1 million or $0.12 per diluted share from $13.6 million or $0.22 per diluted share in the year-earlier period.  Lower sales at partner drive-ins, combined with ongoing restaurant operating cost pressures, had a disproportionate impact on the decline in first quarter earnings.

Same-Store Sales
For the first fiscal quarter ended November 30, 2008, system-wide same-store sales declined 3.6% versus an increase of 2.1% for same quarter last year.  The decline in system-wide same-store sales was composed of 2.9% lower same-store sales at franchise drive-ins and a 6.6% decline at partner drive-ins.

Development and Retrofit
System-wide drive-in openings totaled 39 in the first quarter, including 34 franchise drive-ins, versus 36 new drive-in openings the first quarter of fiscal 2008, including 31 by franchisees.  Franchisees completed 19 rebuilds and relocations along with 128 retrofits in the first quarter of fiscal 2009 compared with 15 and 202, respectively, in the prior-year period.

Concluding Comments
"While our business, along with many others, faces a challenging environment in the near term, the Sonic brand remains strong, and we continue to make significant progress in our transition from a regional to a national chain," Hudson said.  "Our focus remains squarely on providing high quality, differentiated products and friendly customer service that have long been our hallmark.  The addition of the everyday value menu, which was designed with our customers' current needs clearly in mind, together with our refranchising initiative, should help create momentum in the short term and position us well for even greater success over the longer term as economic conditions improve."

About Sonic
Sonic, America's Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959.  The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla.  Sonic has more than 3,500 drive-ins coast to coast, where more than a million customers eat every day.  For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

A listen-only simulcast of Sonic's first quarter conference call will begin today at approximately 4:00 p.m. Central Time and can be accessed at the company's web site.  An on-demand replay, using the same link, will be available at approximately 7:00 p.m. Central Time today and will continue until February 7, 2009.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of partner drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both partner and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONIC CORP.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	First Quarter Ended November 30,
	2008	2007
Income Statement Data
Revenues:
Partner Drive-In sales	$153,047	$159,285
Franchise Drive-Ins:
Franchise royalties	29,055	28,639
Franchise fees	1,171	1,240
Other	793	1,017
	184,066	190,181
Costs and expenses:
Partner Drive-Ins:
Food and packaging	42,424	41,078
Payroll and other employee benefits	49,863	49,316
Minority interest in earnings of Partner Drive-Ins	3,825	5,296
Other operating expenses	34,523	33,484
	130,635	129,174

Selling, general and administrative	16,162	14,914
Depreciation and amortization	13,019	12,206
Provision for restaurant closing	414	--
	160,230	156,294

Income from operations	23,836	33,887

Interest expense	12,053	12,669
Interest income	(387)	(689)
Net interest expense	11,666	11,980
Income before income taxes	12,170	21,907
Provision for income taxes	5,039	8,324
Net income	$7,131	$13,583

Net income per share:
Basic	$0.12	$0.22
Diluted	$0.12	$0.22
Weighted average shares used in calculation:
Basic	60,459	60,772
Diluted	61,210	63,065

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2008	2007
Drive-Ins in operation:
Partner:
Total at beginning of period	684	654
Opened	5	5
Acquired from (sold to) franchisees	(8)	5
Closed	(1)	(2)
Total at end of period	680	662

Franchise:
Total at beginning of period	2,791	2,689
Opened	34	31
Acquired from (sold to) company	8	(5)
Closed (net of reopening)	(8)	(9)
Total at end of period	2,825	2,706

System-wide:
Total at beginning of period	3,475	3,343
Opened	39	36
Closed (net of reopening)	(9)	(11)
Total at end of period	3,505	3,368

Note: Partner Drive-Ins are those Sonic Drive-Ins in which the company owns a majority interest, typically at least 60%.  Most supervisors and managers of Partner Drive-Ins own a minority equity interest.

SONIC CORP.
Unaudited Supplemental Information
($ in thousands)

	First Quarter Ended November 30,
	2008	2007

Sales Analysis
Partner Drive-Ins:
Total sales	$153,047	$159,285
Average drive-in sales	226	243
Change in same-store sales	-6.6%	2.9%

Franchise Drive-Ins:
Total sales	$757,443	$740,288
Average drive-in sales	270	274
Change in same-store sales	-2.9%	1.9%

System-wide:
Change in total sales	1.2%	7.2%
Average drive-in sales	$262	$268
Change in same-store sales	-3.6%	2.1%

Note: Change in same-store sales based on drive-ins open for at least 15 months.

SONIC CORP.
Unaudited Supplemental Information

	First Quarter Ended November 30,
	2008	2007
Margin Analysis
Partner Drive-Ins:
Food and packaging	27.7%	25.8%
Payroll and employee benefits	32.6	31.0
Minority interest in earnings of Partner Drive-Ins	2.5	3.3
Other operating expenses	22.6	21.0
	85.4%	81.1%

	November 30,	August 31,
	2008	2008
	(In thousands)
Balance Sheet Data
Total assets	$818,471	$836,312
Current assets	96,843	99,427
Current liabilities	105,877	112,542
Obligations under capital leases, long-term debt,
and other non-current liabilities	767,285	787,886
Stockholders' deficit	(54,691)	(64,116)